STOCKHOLDERS AGREEMENT OF ONSITE ENERGY CORPORATION

         THIS STOCKHOLDERS AGREEMENT, dated October 28, 1997 (the "Agreement"), is made and entered into by and among the following parties: (i) the shareholders of Onsite Energy Corporation identified in Exhibit A hereto (the "Onsite Shareholders"); and (ii) Westar Capital, Inc., a Kansas corporation ("Capital").

                                                     RECITALS

         WHEREAS, Capital and Onsite Energy Corporation, a Delaware corporation ("Onsite") have entered into a Stock Subscription Agreement dated October 28, 1997 (the "Stock Subscription Agreement") pursuant to which, among other things, Westar shall acquire shares of the Class A Common Stock of Onsite, par value $0.001 ("Onsite Common Stock"), and shares of the Series C Convertible Preferred Stock of Onsite, par value $0.001 ("Onsite Preferred Stock");

         WHEREAS, Section 4.5(a) of the Stock Subscription Agreement provides as a condition precedent to closing that the Onsite Shareholders and Capital shall have entered into a voting agreement wherein Capital shall have the right to elect one director, upon the initial issuance of the Onsite Common Stock, with rights to elect additional directors accruing as set forth herein;

         WHEREAS, Capital and Onsite are parties to that certain Plan and Agreement of Reorganization dated October 28, 1997 (the "Reorganization Agreement") pursuant to which, among other things, Westar shall receive shares of the Class A Common Stock of Onsite, par value $0.001 ("Onsite Common Stock");

         WHEREAS, Section 2.4 of the Reorganization Agreement also provides for a Stockholders Agreement; and

         WHEREAS, the parties desire to enter into this Stockholders Agreement for the purpose of effectuating the intent of Section 4.5(a) of the Stock Subscription Agreement and Section 2.4 of the Reorganization Agreement.

         NOW, THEREFORE, for the mutual promises contained herein and in the Stock Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Onsite Shareholders and Capital hereby AGREE AS FOLLOWS:

         1. Shares Subject to Agreement. The number of shares of Onsite Common Stock listed opposite the names of the Onsite
Shareholders in Exhibit A hereto shall be subject to this

1058(4).nks                                            1    November 10, 1997

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Agreement. Exhibit A is incorporated herein and made a part of this Agreement by this reference. In addition, the number of shares of Onsite Common Stock listed opposite the name of Capital in Exhibit B hereto, and all Onsite Class A Common shares underlying the number of shares of Onsite Preferred Stock listed opposite the name of Capital in Exhibit B shall be subject to this Agreement. Exhibit B is incorporated herein and made a part of this Agreement by this reference.

         2.       Right to Nominate Directors.        Upon the initial issuance
of the Onsite Common Stock and Onsite Preferred Stock pursuant to the Stock Subscription Agreement, Capital shall have the right to recommend one director to the nominating committee of the Onsite board of directors. Thereafter, except as provided in this Agreement, Capital shall be entitled to recommend additional directors, calculated as if all of its stockholdings, and the stockholdings of its sister corporation, Westar Energy, Inc., a Kansas corporation ("Energy") had been converted into Onsite Common
Stock and were voted cumulatively with all classes of Onsite's voting stock and as if the board of directors were not classified and all director terms were expiring; provided, however, that prior to conversion of Capital's preferred stock into Onsite Common
Stock, the number of directors Capital shall be entitled to recommend shall be reduced by one below the number Capital would be entitled to recommend under cumulative voting, and provided further, that, during the term of this Agreement, the number of directors Capital is entitled to recommend in no event shall be reduced below one.

         Provided, however, that nothing provided herein shall reduce the right of the holders of the Series C Preferred Stock to elect additional directors in the event of default in payment of preferred dividends as provided in the Certificate of Designation of Series C Convertible Preferred Stock.

         3. Agreement to Nominate Directors and Vote Shares. The parties agree that the nominating committee of the Onsite board of directors shall have the right to nominate the remaining directors for the board of Onsite. All shares subject to this Agreement as identified in Section 1 above shall vote in favor of all of the nominees of both Capital and the Onsite nominating committee at all elections of directors of Onsite held during the term of this Agreement.

         4. Agreement to Take Necessary Steps. In the event the nominating committee of the Onsite board of directors does not implement the recommendations of Capital as provided in Section 2, the parties to this Agreement shall take all necessary steps to nominate and elect Capital's representatives.



1058(4).nks                                            2      November 10, 1997

         5. Share Certificate Legend. Each certificate representing the Onsite Common Stock and Onsite Preferred Stock held by the Onsite Shareholders and by Capital and subject to this Agreement shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable securities laws):

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED OCTOBER 28, 1997 BY AND BETWEEN CERTAIN SHAREHOLDERS OF ONSITE ENERGY CORPORATION AND WESTAR CAPITAL, INC., A COPY OF WHICH MAY BE OBTAINED FREE OF CHARGE FROM THE COMPANY UPON REQUEST.

         Upon the sale of the Onsite Common Stock and/or the Onsite Preferred Stock subject to this Agreement (i) by any of the Onsite Shareholders and with the written consent of Capital (which consent shall not be unreasonably withheld or delayed) or, (ii) by Capital and with the written consent of the Onsite Shareholders holding a majority of the shares subject to this Agreement (which consent shall not be unreasonably withheld or delayed), each new share certificate issued in connection with such sale and receipt of the appropriate written consent shall be free of the foregoing legend.

         6. Termination of Agreement. This Agreement shall terminate the earlier of: (i) five (5) years after the date first written above, or (ii) the date upon which the stockholdings of Capital and its affiliates counted as if converted to Onsite Common Stock, falls below 10% of the outstanding Common Stock of the Company on a fully-diluted basis, calculated by adding the total number of shares of common stock then issued and outstanding to the number of shares of underlying common stock represented by all then outstanding (i) preferred stock convertible into common stock, and (ii) any other outstanding securities convertible into or exercisable for shares of common stock held by any Person, which are at a price below the then Average Closing Price, as that term is defined in Section 7.1 of the Stock Subscription Agreement.

         7. Merger or Consolidation. If Onsite is merged into or consolidated with another corporation, or all or substantially all of the assets of Onsite are transferred to another corporation, then the term "Onsite" shall be construed to include the successor corporation; and the Onsite Shareholders and Capital shall receive and hold under this Agreement any shares of the successor corporation received by them as a result of their ownership of shares held by them under this Agreement before the merger, consolidation, or transfer. Certificates issued and outstanding under this Agreement at the time of the merger, consolidation, or transfer may remain outstanding, but the Onsite Shareholders and Capital may, at their discretion, substitute for these voting certificates new certificates in appropriate form.



1058(4).nks                                            3   November 10, 1997

         8. Necessary Acts. The parties shall perform any acts, including executing any documents, that may be reasonably necessary to carry out fully the provisions and intent of this Agreement.

         9. Entire Agreement. This Agreement and the Exhibits and other documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

         10. Assignment. Neither this Agreement nor any duties, rights or obligations under this Agreement may be assigned by either party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except Capital may assign this Agreement to an affiliate without consent.

         11. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, heirs and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors, heirs and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         13. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         14. Notices. All notices or other communications required hereunder shall be in writing and shall be sufficient in all respects and shall be deemed delivered after 5 days if sent via registered or certified mail, postage prepaid; the next day if sent by overnight courier service; or one business day after transmission, if sent by facsimile to the following:

                  If to an Onsite Shareholder:
                                    The address appearing for him or her
                                    on Exhibit A attached hereto
 with copies to:                    Onsite Energy Corporation
                                    701 Palomar Airport Road, Suite 200
                                    Carlsbad, CA 92009
                                    Attn: Richard T. Sperberg
                                    Fax:     (760) 931-2405




1058(4).nks                                            4     November 10, 1997

                                                   Bartel Eng Linn & Schroder
                                                   300 Capitol Mall, Suite 1100
                                                   Sacramento, CA 95814
                                                   Attn: Scott E. Bartel, Esq.
                                                   Fax: (916) 442-3442

                  If to Capital:                     Westar Capital, Inc.
                                                     PO Box 889
                                                     818 Kansas Avenue
                                                     Topeka, KS  66601
                                                     Attn: Rita A. Sharpe
                                                     Fax:     (785) 575-1771

                  with copies to:                    Westar Capital, Inc.
                                                     PO Box 889
                                                     818 Kansas Avenue
                                                     Topeka, KS  66601
                                                     Attn: John K. Rosenberg
                                                     Fax:     (785) 575-1788

Any party hereto may change its address for purposes hereof by notice to all other parties hereto.

         15. Remedies. The parties agree that in addition to all other remedies available at law or in equity, the parties shall be entitled to specific performance of the obligations of each party to this Agreement and immediate injunctive relief. The parties also agree that if an action is brought in equity to enforce a party's obligations, no party shall argue, as a defense, that there is an adequate remedy at law.

         16. Dispute Resolution. Notwithstanding Section 15 above with respect to immediate injunctive relief, no party to this Agreement shall be entitled to take legal action with respect to any dispute relating hereto until it has complied in good faith with the following alternative dispute resolution procedures. This Section shall not apply to the extent it is deemed necessary to take legal action immediately to preserve a party's adequate remedy.

                           a.       Negotiation.  The parties shall attempt
promptly and in good faith to resolve any dispute arising out of or relating to this Agreement, through negotiations between representatives who have authority to settle the controversy. Any party may give the other party written notice of any such dispute not resolved in the normal course of business. Within 20 days after delivery of the notice, representatives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange information and to attempt to resolve the dispute, until the parties conclude that the dispute cannot be resolved through unassisted negotiation.

1058(4).nks                                            5    November 10, 1997

Negotiations extending sixty days after notice shall be deemed at an impasse, unless otherwise agreed by the parties.

         If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator(s) shall be given at least three working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal and state Rules of Evidence.

                           b.       ADR Procedure.  If a dispute with more than
$20,000.00 at issue has not been resolved within 60 days of the disputing party's notice, a party wishing resolution of the dispute ("Claimant") shall initiate assisted Alternative Dispute Resolution ("ADR") proceedings as described in this Section. Once the Claimant has notified the other ("Respondent") of a desire to initiate ADR proceedings, the proceedings shall be governed as follows: By mutual agreement, the parties shall select the ADR method they wish to use. That ADR method may include arbitration, mediation, mini-trial, or any other method which best suits the circumstances of the dispute. The parties shall agree in writing to the chosen ADR method and the procedural rules to be followed within 30 days after receipt of notice of intent to initiate ADR proceedings. To the extent the parties are unable to agree on procedural rules in whole or in part, the current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, CPR Model Mini-trial Procedure, or CPR Commercial Arbitration Rules--whichever applies to the chosen ADR method--shall control, to the extent such rules are consistent with the provisions of this Section. If the parties are unable to agree on an ADR method, the method shall be arbitration.

         The parties shall select a single Neutral (as defined by CPR) third party to preside over the ADR proceedings, by the following procedure: Within 15 days after an ADR method is established, the Claimant shall submit a list of 5 acceptable Neutrals to the Respondent. Each Neutral listed shall be sufficiently qualified, including demonstrated neutrality, experience and competence regarding the subject matter of the dispute. A Neutral who is an attorney or former judge shall be deemed to have adequate experience. None of the Neutrals may be present or former employees, attorneys, or agents of either party. The list shall supply information about each Neutral, including address, and relevant background and experience (including education, employment history and prior ADR assignments). Within 15 days after receiving the Claimant's list of Neutrals, the Respondent shall select one Neutral from the list, if at least one individual on the list is acceptable to the Respondent. If none on the list are acceptable to the Respondent, the Respondent shall submit a list of 5 Neutrals, together with the above background information, to the Claimant. Each of the Neutrals shall meet the conditions stated

1058(4).nks                                            6      November 10, 1997
above regarding the Claimant's Neutrals. Within 15 days after receiving the Respondent's list of Neutrals, the Claimant shall select one Neutral, if at least one individual on the list is acceptable to the Respondent. If none on the list are acceptable to the Claimant, then the parties shall request assistance from the Center for Public Resources, Inc., to select a Neutral.

         The ADR proceeding shall take place within 30 days after the Neutral has been selected. The Neutral shall issue a written decision within 30 days after the ADR proceeding is complete. Each party shall be responsible for an equal share of the costs of the ADR proceeding. The parties agree that any applicable statute of limitations shall be tolled during the pendency of the ADR proceedings, and no legal action may be brought in connection with this Agreement during the pendency of an ADR proceeding.

         The Neutral's written decision shall become final and binding on the parties, unless a party objects in writing within 30 days of receipt of the decision. The objecting party may then file a lawsuit in any court allowed by this Agreement. The Neutral's written decision shall be admissible in the objecting party's lawsuit.

         17. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the parties, their successors, heirs or assigns, and each future holder of such securities. A waiver by any party hereto of a default in the performance of this Agreement shall not operate as a waiver of any future or other default, whether of a like or different kind.

         18. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the parties shall use their efforts to substitute provisions of substantially the same effect. The balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         19. Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by a party and sent to the other parties via facsimile transmission and the facsimile transmitted copy shall have the same integrity, force and effect as an original document.



1058(4).nks                                            7      November 10, 1997

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            ONSITE SHAREHOLDERS:


                                            By:
                                            Richard T. Sperberg, an individual

                                            By:
                                            William M. Gary, III, an individual

                                            PROACTIVE PARTNERS, L.P.


                                            By:
                                            Charles McGettigan, General Partner
                                            of ProActive Investment Managers, LP
                                            General Partner

                                            LAGUNITAS PARTNERS, L.P.


                                            By:
                                            Jon D. Gruber, General Partner of
                                            Gruber & McBaine Capital Management,
                                            General Partner

                                            CAPITAL:

                                            Westar Capital, Inc.


                                            By:
                                                     Rita A. Sharpe, President

1058(4).nks                                            8      November 10, 1997

                                           EXHIBIT A


                 ONSITE SHAREHOLDERS AND SHARES SUBJECT TO THIS AGREEMENT



Shareholder and Address                                   Shares

Richard T. Sperberg                                     1,216,097
6823 El Fuerte
Carlsbad, CA  92009

William M. Gary                                         1,159,016
3775 San Gregorio
San Diego, CA  92130

Proactive Partners, LP                                  1,073,905
c/o Charles McGettigan
50 Osgood Place, Penthouse
San Francisco, CA  94133

Lagunitas Partners, LP                                    550,982
50 Osgood Place, Penthouse
San Francisco, CA  94133


                                                        4,000,000

                                                     EXHIBIT B


                                                   CAPITAL SHARES



Common Shares Purchased Pursuant to
         Stock Subscription Agreement                           2,000,000

Common Shares Underlying 200,000 Series C
         Preferred Shares Purchased Pursuant to
         Stock Subscription Agreement                           1,000,000

Common Shares to be Exchanged for Westar               in accordance with
         Business Services                             Plan and Agreement
                                                       Reorganization

Other Common Shares and Preferred Shares               in accordance with
         Purchased Pursuant to Stock                   Stock Subscription
         Subscription Agreement                        Agreement